Exhibit 99.1

Schwazze Completes Latest Financing Round

Colorado Cannabis Leader Has Raised $71 Million Since Last December

Closes on Additional Preferred Equity, Bringing its Total Raise to $56 Million

Closes on $15 Million in Debt Financing

Company Participating in Needham 2nd Annual Virtual Cannabis Conference on March 3, 2021

DENVER, COLORADO – March 2, 2021 /Business Wire/ -- Schwazze, formerly operating as Medicine Man Technologies Inc. (OTCQX: SHWZ) ("Schwazze" or “the Company"), today announced that it has closed its most recent tranche of preferred equity, increasing the total capital raised to date through its private placement offering to $56 million. CRW Capital Cann Holding, LLC (“CRW”) led this investment round of $34 million along with an affiliate of Dye Capital & Company (“Dye Capital”) and other unaffiliated investors.

Over the last three months, the Company raised a total of $71 million in financing split between this private placement offering and debt financing of $15 million. The first $10 million of this debt financing will be funded immediately while the remaining $5 million will be funded as part of the closing of an identified acquisition.

“We think that the combination of Schwazze and Star Buds will provide an outstanding base from which to create a true leader in the Colorado cannabis market, and we are excited to be an active partner to the Company as they pursue their bold vision in the years to come,” said Jeff Cozad, President of CRW.

“This funding enables our team to close on the remaining Star Buds stores in Colorado and provide additional capital for growth. Our team members and investors are focused on taking care of our loyal customers and positioning Schwazze as one of the leading cannabis seed-to-sale companies in Colorado. We look forward to building a purpose-driven, innovative company in Colorado and beyond,” said Justin Dye, Chief Executive Officer of Schwazze.

From mid-December 2020 through this financing closing, the Company raised $21.9 million of preferred equity and convertible debt which has since been converted into preferred equity.

In the private placement, the Company issued and sold an aggregate of approximately 56,000 shares of Series A Cumulative Convertible Preferred Stock at a price of $1,000 per share under a securities purchase agreement with Dye Capital and CRW managed funds as well as subscription agreements with unaffiliated investors. Among other terms, each share of Preferred Stock (i) earns an annual dividend of 8% on the “preference amount,” which initially is equal to the $1,000 per-share purchase price and subject to increase, by having such dividends automatically accrete to, and increase, the outstanding preference amount; (ii) is entitled to a liquidation preference under certain circumstances, (iii) is convertible into shares of the Company’s common stock by dividing the preference amount by $1.20 per share under certain circumstances, and (iv) is subject to a redemption right or obligation under certain circumstances. The material terms of the preferred stock are described in the Company’s Current Report on Form 8-K filed on December 22, 2020.

The securities were offered by the Benchmark Company LLC and DelMorgan Group LLC.

An affiliate of Altmore Capital provided the Company with up to $15.0 million in debt that will mature in four years. The loan will earn 15% annual interest and the Company will begin to amortize the principle in its third year. There are fees, financial covenants, and prepayment fees associated with the note as well as a security agreement. The material terms of the debt will be described in a 8-K to be filed by the Company on or about March 4, 2021.

The securities offered in the private placement described above have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Investor Conference Participation

Schwazze will be participating in the Needham 2nd Annual Virtual Cannabis Conference on Wednesday, March 3, 2021. Institutional investors interested in scheduling a meeting with the executive leadership team should contact their Needham representative.

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About Schwazze

Schwazze (OTCQX: SHWZ) is focused on building the premier vertically integrated cannabis company in Colorado. The company's leadership team has deep expertise in the mainstream CPG, retail, and product development at Fortune 500 companies as well as in the cannabis sector The organization has a high-performance culture and a focus on analytical decision making, supported by data. Customer-centric thinking inspires Schwazze’s strategy and provides the foundation for the company’s operational playbooks.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

 Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "plans," "”position" "predicts," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; and (vi) actual shareholder returns, (vii) our ability to successfully close on the second $5 million tranche under the loan described above, and (viii) our ability to successfully expand in Colorado and outside the state.. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contact

Raphael Gross, ICR

ir@schwazze.com

203-682-8253

Media Contact

Julie Suntrup, Schwazze

Vice President | Marketing & Merchandising

julie.suntrup@schwazze.com

303-371-0387

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